Exhibit 8.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM /AFFILIATE OFFICES
Beijing	Moscow
Boston	Munich
Brussels	New York
Century City	Orange County
Chicago	Paris
Dubai	Riyadh
Düsseldorf	San Diego
Frankfurt	San Francisco
Hamburg	Seoul
Hong Kong	Shanghai
Houston	Silicon Valley
London	Singapore
Los Angeles	Tokyo
Madrid	Washington, D.C.
Milan

November 4, 2019

Hess Midstream LP

1501 McKinney Street

Houston, Texas 77010

Re:	Partnership Restructuring Agreement, dated as of October 3, 2019

Ladies and Gentlemen:

We have acted as special tax counsel to Hess Midstream LP, a Delaware limited partnership (“New HESM”), in connection with the proposed restructuring transactions (the “Transactions”) contemplated by the Partnership Restructuring Agreement dated as of October 3, 2019, among Hess Midstream Partners LP, a Delaware limited partnership (“HESM”), Hess Midstream Partners GP LP, a Delaware limited partnership and the general partner of HESM, Hess Midstream Partners GP LLC, a Delaware limited liability company and the general partner of MLP GP LP, Hess Infrastructure Partners LP, a Delaware limited partnership (“HIP”), Hess Infrastructure Partners GP LLC, a Delaware limited liability company and the general partner of HIP, New HESM, Hess Midstream GP LP, a Delaware limited partnership and the general partner of New HESM (“New HESM GP LP”), Hess Midstream GP LLC, a Delaware limited liability company and the general partner of New HESM GP LP, Hess Midstream New Ventures II LLC, a Delaware limited liability company, Hess Investments North Dakota LLC, a Delaware limited liability company, GIP II Blue Holding Partnership, L.P., a Delaware limited partnership, and Hess Infrastructure Partners Holdings LLC, a Delaware limited liability company (the “Restructuring Agreement”). This opinion is being delivered in connection with the Registration Statement on Form S-4 (File No. 333-234095) (as amended through the date hereof, the “Registration Statement”), including the prospectus forming a part thereof, relating to the transactions contemplated by the Restructuring Agreement. Capitalized terms not defined herein have the meanings specified in the Restructuring Agreement unless otherwise indicated.

November 4, 2019

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Restructuring Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement and the prospectus, (iii) the tax officers’ certificate of HESM and New HESM, delivered to us for purposes of this opinion (the “Officers’ Certificate”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.

Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of each of the Transactions) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.

The Transactions will be consummated in the manner contemplated by, and in accordance with the provisions of, the Restructuring Agreement, the Registration Statement and the prospectus, and each of the Transactions will be effective under applicable law;

3.

All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time of each of the Transactions, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time of each of the Transactions;

4.

Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of each of the Transactions, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Restructuring Agreement, the Registration Statement and the prospectus.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Registration Statement and the prospectus constituting part of the Registration Statement, we are of the opinion that (i) the Merger, (ii) the purchase of New HESM Class B Shares by New HESM GP LP and (iii) the contribution of HESM Subordinated Units and Common Units and the HIP GP Interest to New HESM, taken together (the “Contribution”), should qualify as an “exchange” described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

November 4, 2019

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.

This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Transactions. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.

No opinion is expressed as to any transaction other than the Contribution. Furthermore, no opinion is expressed as to any matter whatsoever, including the Contribution if, to the extent relevant to our opinion, either not all of the Transactions are consummated in accordance with the terms of the Restructuring Agreement and without waiver or breach of any provisions thereof or not all of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement, the prospectus and the Officers’ Certificate, are true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP